Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 29, 2007 with respect to our audit of the financial statements and the financial statement schedule of Double-Take Software, Inc. (formerly NSI Software, Inc.) as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 in the Registration Statement on Form S-1 and related Prospectus of Double-Take Software, Inc. for the registration of shares of its common stock.

/s/ Eisner LLP
New York, New York
August 1, 2007